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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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                                                 Three Months                            Years ended September 30
                                                    ended         ------------------------------------------------------------------
                                              December 31, 1996     1996          1995           1994         1993            1992
                                              -----------------   --------      --------      --------       --------       --------
Earnings:
   Pre-tax income from continuing operations        $34,744       $279,834      $256,029      $118,325       $ 67,900       $116,599
   Distributed income of affiliated companies         2,345         11,173        11,699         5,638          5,988          5,766

   Add fixed charges:
     Interest on indebtedness                         9,670         41,718        35,639        41,668         44,043         41,714
     Portion of rents representative of
       the interest factor                            1,209          4,837         5,515         5,879          4,838          4,933
                                                    -------       --------      --------      --------       --------       --------
  Income as adjusted                                $47,968       $337,562      $308,882      $171,510       $122,769       $169,012

Fixed charges:
  Interest on indebtedness                          $ 9,670       $ 41,718      $ 35,639      $ 41,668       $ 44,043       $ 41,714
  Capitalized interest                                   --             --            --            --             --          3,963
  Portion of rents representative of
     the interest factor                              1,209          4,837         5,515         5,879          4,838          4,933
                                                    -------       --------      --------      --------       --------       --------

  Total fixed charges                               $10,879       $ 46,555      $ 41,154      $ 47,547       $ 48,881       $ 50,610

  Ratio of earnings to fixed charges                   4.41           7.25          7.51          3.61           2.51           3.34
                                                    =======       ========      ========      ========       ========       ========
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